Exhibit 99.1

            AMERIGROUP Corporation Earns $0.81 Per Share in Third
                 Quarter on 46 Percent Increase in Net Income

                     Robust Revenue Growth of 38 Percent

                            Provides 2004 Guidance

    VIRGINIA BEACH, Va., Oct. 29 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the third quarter of 2003 increased 46 percent to $18,185,000, or $0.81 per diluted share, compared with $12,450,000 or $0.58 per diluted share for the third quarter of 2002. For the nine months ended September 30, 2003, net income increased 41 percent to $49,856,000, or $2.27 per diluted share, compared with $35,252,000, or $1.65 per diluted share for the nine months ended September 30, 2002.
    Total revenues for the third quarter of 2003 increased 38 percent to $412,771,000, compared with $299,055,000 for the third quarter of 2002. For the nine months ended September 30, 2003, revenues totaled $1,198,045,000, up 41 percent from $850,778,000 for the nine months ended September 30, 2002. Membership increased 51 percent to 866,000 at September 30, 2003, compared with 572,000 at September 30, 2002.

    Additional highlights of the quarter and recent developments include:

    * Health benefits ratio of 79.8 percent of premium revenues;

    * Selling, general and administrative expenses of 11.3 percent of total revenues;

    * A strengthened balance sheet due to an October offering of 3,162,500 shares of common stock, with net proceeds of approximately $139.0 million;

    * A repayment, on October 21, 2003, of the outstanding balance of $30.0 million on the then existing credit facility;

    * An amended and increased credit facility of $95.0 million (currently undrawn); and

    * A three-year AAAHC quality accreditation was awarded to our Florida subsidiary.

    "Third quarter results continue to demonstrate our ability and success in identifying our members' clinical needs through a system we call 'Early Case Finding' and effectively managing these diseases and conditions," said Jeffrey
L. McWaters, Chairman and Chief Executive Officer. "Our processes are proven solutions for improving access to care to our members, all while controlling costs and improving outcomes for our state government partners."

    Health Benefits
    Consistent with our expectations, health benefits were 79.8 percent of premium revenues for the third quarter of 2003. For the full-year 2003, the Company expects its health benefits ratio to be slightly less than 81.0 percent of premium revenues.

    Selling, General and Administrative Expenses
    Selling, general and administrative expenses (SG&A) were 11.3 percent of
total revenues for the third quarter of 2003.   For the full-year 2003, the
Company continues to expect its SG&A ratio to be less than 11.5 percent of total revenues.

    Public Offering
    On October 16, 2003, the Company completed a public offering of 3,162,500 shares of its common stock at a price of $46.50. Proceeds from the offering were approximately $139.0 million, net of fees and expenses. Thirty million of the proceeds were used to repay the outstanding balance on the existing credit facility. The Company expects to use the remaining proceeds for general corporate purposes, including acquisitions. "The offering marks an important milestone for AMERIGROUP and enables us to make additional investments in disciplined growth and infrastructure," said McWaters. "A strong balance sheet enables us to continue to make positive differences in our members' lives."

    Balance Sheet and Cash Flow Highlights
    Cash and investments at September 30, 2003, totaled approximately $403,471,000, a portion of which is restricted by state regulatory requirements. The unregulated portion at September 30, 2003, was approximately $86,315,000. Operating cash flows totaled $69,591,000 for the nine months ended September 30, 2003. The number of days in claims payable at the end of the third quarter was 64, consistent with our stated range of 60 to 65 days. On October 22, 2003, the Company entered into a $95,000,000 amended and restated credit agreement with four banks. The credit agreement, which is currently undrawn, is available for general corporate purposes, including acquisitions.

    Our Florida Subsidiary Earned Three-Year AAAHC Quality Accreditation
    Our Florida subsidiary received a three-year accreditation from the Accreditation Association for Ambulatory Health Care (AAAHC), the longest term that can be awarded. This three-year accreditation underscores the Company's commitment to increasing access and quality of care for our members in Florida. To earn AAAHC accreditation, AMERIGROUP passed a series of rigorous and nationally recognized standards for quality health care and managed care services set by the AAAHC.


    Outlook


    Full-year 2003 guidance is as follows:

    * We expect total revenues of approximately $1.6 billion for the full-year 2003.

    * Guidance on EPS for 2003 prior to the public offering was $3.00 to $3.05. After adjusting for the recent public offering, our revised 2003 EPS estimate is $2.90 to $2.95.


    Full-year 2004 guidance is as follows:

    * We anticipate that our same store revenue growth will be in the 10 to 12 percent range, excluding acquisitions.

    * This level of revenue growth translates into net income growth of approximately 18 to 20 percent over 2003 results with EPS in the range of $3.09 to $3.14 for 2004.


    AMERIGROUP senior management will discuss the Company's third quarter results on a conference call, Thursday, October 30th, at 9:00 a.m. Eastern Time. The conference can be accessed by dialing 1-800-915-4836. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Thursday, October 30th, until 11:59 p.m. Eastern Time on Thursday, November 6th. To access the recording, dial 1-800-428-6051 and enter passcode 306875. A live webcast of the call also will be available through the investor relations page on the AMERIGROUP web site at www.amerigroupcorp.com, or through CCBN at www.companyboardroom.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through public-sponsored programs including Medicaid, State Children's Health Insurance Program, or SCHIP, and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company's web site at www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2003 and 2004 performance such as membership, revenues, same-store revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.
Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission (SEC) on March 14, 2003, and our Form S-3 that was filed with the SEC on September 16, 2003, that became effective on October 9, 2003, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.


                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED INCOME STATEMENTS
           (Unaudited, dollars in thousands, except per share data)


                                  Three months ended      Nine months ended
                                     September 30,           September 30,
                                   2003        2002        2003        2002
    Revenues:
      Premium                    $411,277    $297,025  $1,193,170    $844,688
      Investment income             1,494       2,030       4,875       6,090
        Total revenues            412,771     299,055   1,198,045     850,778
    Expenses:
      Health benefits             328,235     240,407     956,069     684,889
      Selling, general and
       administrative              46,781      33,927     137,796      96,166
      Depreciation and
       amortization                 6,379       3,412      17,873       9,397
      Interest                        465         207       1,561         576
       Total expenses             381,860     277,953   1,113,299     791,028
    Income before income taxes     30,911      21,102      84,746      59,750
      Income tax expense           12,726       8,652      34,890      24,498
    Net income                    $18,185     $12,450     $49,856     $35,252


       Weighted average number
        of common shares and
        dilutive potential
        common shares
        outstanding            22,328,879  21,478,501  21,956,769  21,405,391

    Diluted net income per
     share                          $0.81       $0.58       $2.27       $1.65




    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.


                                         Three months ended  Nine months ended
                                             September 30,     September 30,
                                            2003     2002     2003     2002

    Premium revenue                         99.6 %   99.3 %   99.6 %   99.3 %
    Investment income                        0.4      0.7      0.4      0.7
    Total revenues                         100.0 %  100.0 %  100.0 %  100.0 %
    Health benefits(1)                      79.8 %   80.9 %   80.1 %   81.1 %
    Selling, general and administrative
     expenses                               11.3 %   11.3 %   11.5 %   11.3 %
    Income before income taxes               7.5 %    7.1 %    7.1 %    7.0 %
    Net income                               4.4 %    4.2 %    4.2 %    4.1 %

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.



    The following table sets forth the approximate number of members served in each of our service areas as of September 30, 2003 and 2002.


                                                          September 30,
                  Market                             2003              2002

    Houston                                        151,000           134,000
    Dallas                                          93,000            80,000
    Fort Worth                                     102,000            68,000
    Maryland                                       126,000           124,000
    District of Columbia                            37,000            37,000
    New Jersey                                     102,000            95,000
    Chicago                                         31,000            34,000
    Tampa                                          132,000                 -
    Orlando                                         51,000                 -
    Miami/Ft. Lauderdale                            41,000                 -
       Total                                       866,000           572,000



    The following table sets forth the approximate number of members served in each of our service areas as of September 30, 2003 and 2002.


                                                 September 30,
                  Product                      2003        2002

    AMERICAID (Medicaid-TANF)                578,000     379,000
    AMERIKIDS (SCHIP)                        195,000     123,000
    AMERIPLUS (Medicaid-SSI)                  73,000      45,000
    AMERIFAM (FamilyCare)                     20,000      25,000
       Total                                 866,000     572,000



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)


                                                  September 30,  December 31,
                                                      2003          2002
                                                  (unaudited)
                                      Assets

    Current assets:
      Cash and cash equivalents                     $270,494       $207,996
      Short-term investments                           5,750         27,581
      Premium receivables                             33,629         35,233
      Deferred income taxes                            9,274          5,627
      Prepaid expenses and other current assets        7,856          7,998
       Total current assets                          327,003        284,435
    Property, equipment, and software, net            41,872         40,243
    Goodwill and other intangible, net               145,629         26,040
    Long-term investments, including
     investments on deposit for licensure            127,227        100,917
    Other long-term assets                             3,397          2,716
    Escrow deposit for pending acquisitions
     and related costs                                     -       124,133
                                                    $645,128       $578,484


                       Liabilities and Stockholders' Equity

    Current liabilities:
      Claims payable                                $227,048       $202,430
      Unearned revenue                                29,251         25,518
      Accounts payable                                 3,755          9,405
      Accrued expenses, capital leases and
       other current liabilities                      42,570         42,905
        Total current liabilities                    302,624        280,258
    Long-term debt                                    30,000         50,000
    Deferred income taxes, capital leases
     and other long-term liabilities                  10,369          8,845
        Total liabilities                            342,993        339,103
    Stockholders' equity:
      Common stock, $.01 par value                       212            205
      Additional paid-in capital                     189,762        177,141
      Retained earnings                              112,161         62,035
        Total stockholders' equity                   302,135        239,381
                                                    $645,128       $578,484



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, dollars in thousands)


                                                      Nine months ended
                                                          September 30,
                                                     2003              2002
    Cash flows from operating activities:
      Net income                                   $49,856           $35,252
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
        Depreciation and amortization               17,873             9,397
        Deferred tax benefit and other, net         (1,856)           (1,852)
        Tax benefit related to option
         exercises                                   3,285             2,330
       Changes in assets and liabilities
        increasing (decreasing) cash flows from
        operations:
         Premium receivables                         1,604            (3,672)
         Prepaid expenses and other current
          assets                                       185             1,374
         Other assets                                 (843)           (1,590)
         Claims payable                              4,197            19,868
         Unearned revenue                            3,733            25,716
         Accounts payable, accrued expenses
          and other current liabilities             (8,702)            3,972
         Other long-term liabilities                   259               653
            Net cash provided by operating
             activities                             69,591            91,448

    Cash flows from investing activities:
      Proceeds from sale (purchase) of
       investments, net                              1,070            (1,849)
      Purchase of investments on deposit
       for licensure, net                           (5,249)             (553)
      Purchase of property, equipment and
       software                                     (9,742)          (10,693)
      Purchase of contract rights and
       related assets                               (7,550)           (6,624)
      Cash acquired through Florida
       acquisition                                  27,483                 -
            Net cash provided by (used in)
             investing activities                    6,012           (19,719)

    Cash flows from financing activities:
      Payment of capital lease obligations          (3,037)           (1,778)
      Payment of revolving borrowings              (20,000)                -
      Proceeds from exercise of stock options,
       change in bank overdrafts and other, net      9,932             2,080
            Net cash provided by (used in)
             financing activities                  (13,105)              302
    Net increase in cash and cash equivalents       62,498            72,031
    Cash and cash equivalents at beginning of
     period                                        207,996           183,900
    Cash and cash equivalents at end of period    $270,494          $255,931

    CONTACT:  Julie Loftus Trudell of AMERIGROUP Corporation,
+1-757-321-3535.

SOURCE  AMERIGROUP Corporation
    -0-                             10/29/2003
    /CONTACT:  Julie Loftus Trudell of AMERIGROUP Corporation,
+1-757-321-3535/
    /Web site:  http://www.amerigroupcorp.com
                http://www.companyboardroom.com/
    (AGP)

CO:  AMERIGROUP Corporation
ST:  Virginia
IN:  HEA
SU:  ERN ERP CCA